Exhibit (p)(4)(ii)

Code of Ethics

This Code of Ethics is designed primarily to help avoid any potential conflicts that may arise when Staff trade for their personal securities accounts. The Code sets forth guidelines and restrictions for personal securities trading, including an absolute prohibition against trading on the basis of “inside” (i.e., material, non-public) information. Adherence to this Code of Ethics is a condition of your employment. Please direct questions to any member of AshmoreEMM’s Legal/Compliance Department.

1.	GUIDING PRINCIPLES AND STANDARDS OF CONDUCT

As an investment adviser, AshmoreEMM is legally considered a fiduciary of its clients’ accounts. This means that all Staff of AshmoreEMM owe AshmoreEMM’s clients undivided loyalty and must conduct their personal affairs in such a manner as to avoid: (1) serving their own personal interests ahead of the clients’ interests; (2) taking advantage of their respective positions; and (3) engaging in any activity that conflicts with the interest of any client.

In other words, AshmoreEMM must act in its clients’ best interests and neither AshmoreEMM nor its Staff may benefit at the expense of advisory clients. AshmoreEMM’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. This concept is particularly relevant when Staff are making personal investments in securities that are also traded on behalf of advisory clients. The following set of principles frame the professional and ethical conduct that AshmoreEMM expects from its Staff.

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Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession, the interests of clients, and the interests of AshmoreEMM above your own personal interests.

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•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position.
•	Conduct all personal securities transactions in a manner consistent with this policy.
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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on you and the profession.
•	Promote the integrity of, and uphold the rules governing, capital markets.
•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
•	Comply with applicable provisions of the Federal Securities Laws (as defined herein), the Commodity Exchange Act, the Employee Retirement Income Security Act and other relevant laws.

1.2	SPECIFIC REQUIREMENTS AND RESTRICTIONS

1.2.1	Personal Investing by AshmoreEMM Employees

All Staff of AshmoreEMM are required to comply with the Ashmore Group Personal Account Dealing Rules at Section 20 of the Ashmore Group of Companies Compliance Manual. These Personal Account Dealing Rules govern all Staff personal investments, which may also include investments by family members and others as described in detail therein.

1.2.2	Insider Trading Prohibition

Staff is strictly prohibited from trading either for a personal account (including the account of a Connected Person) or the account of any other person (including a client) on the basis of material, non-public information, or communicating material, non-public information to others in violation of the law. AshmoreEMM has adopted an “Insider Trading Policy” at Section 29 of this Compliance Manual that describes more fully what constitutes “insider trading” and the legal penalties for engaging in it.

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1.2.3	Affiliation with Securities Issuers

AshmoreEMM may not invest, on behalf of a client, in a security of an issuer if any Staff or Connected Person has any current affiliation with such issuer (i.e., control or ownership interest greater than 5% or membership on the board of directors) without the prior authorization of the CCO. This prohibition is not intended to apply to investments in vehicles managed or sponsored by AshmoreEMM or any of its affiliates. Any such authorization will be based on a determination that investment in the security would not be inconsistent with the interests of AshmoreEMM or its clients, and that any conflicts of interest or potential conflicts of interest have been properly disclosed in AshmoreEMM’s Form ADV.

A Staff member may not serve on the Board of Directors of any publicly traded company, any issuer of securities eligible for purchase by AshmoreEMM, or any other organization that might present a potential conflict of interest (such as a position with a client organization or an organization affiliated with a client) without prior authorization of the CCO. Any such authorization will be based on a determination that the Board service would not be inconsistent with the interests of AshmoreEMM or its clients.

1.2.4	Confidentiality of Client Information

Staff may not disclose to any person (including another Employee) the securities activities engaged in or contemplated for any client account, except to the extent that such disclosure is necessary to, and within the scope of, the performance of such Staff member’s duties. This prohibition is designed to help prevent the disclosure of client information to persons outside AshmoreEMM and to minimize the opportunity for actual or apparent violations of this Code by Staff.

1.2.5	Reporting

To help ensure compliance with the Ashmore Group Personal Account Dealing Rules (as described in Section 20 of the Ashmore Group of Companies Compliance Manual) all Staff will be required to submit the following forms and reports to the Legal/Compliance Department:

•	Acknowledgment. Within a reasonable time after the commencement of employment.

•	Trade Authorization Request. As necessary, for transactions that require specific authorization under the Ashmore Group Personal Account Dealing Rules.

•	Disclosure of Personal Holdings Form. Within 10 days of commencement of employment and annually thereafter by January 31 of each year.

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•	Quarterly Reports. Each Employee must submit quarterly information on any Securities transactions for a Covered Account no later than 30 days following each quarter-end.

1.2.5.1	Reporting Requirements with Respect to Certain U.S. Registered Open-End Mutual Funds

Notwithstanding any provisions in the Ashmore Group Personal Account Dealing Rules to the contrary, AshmoreEMM Employees are not required to report transactions in or holdings of U.S. registered open-end mutual funds (“US Mutual Funds”) that are not managed by AshmoreEMM or any of its affiliates, so long as the US Mutual Funds:

•	do not focus on investment in Emerging Market Securities, or

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are held exclusively within the AshmoreEMM 401(k) plan (i.e., investments in US Mutual Funds that focus on Emerging Markets Securities are permitted within your 401(k) account and do not need to be reported).

1.3	COMPLIANCE PROCEDURES AND SANCTIONS

The CCO will oversee compliance with this Code.

1.3.1	Prevention of Violations

To prevent violations of this Code and of the Insider Trading Policy:

The Legal/Compliance Department will:

•	Accept and review Trade Authorization Requests and either grant or deny such requests promptly;

•	Answer questions regarding this Code and the Insider Trading Policy;

•	Review all trading activity reports and annual holdings reports filed by Staff and coordinate the review Ashmore Group Compliance as may be appropriate;

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Promptly, upon learning of a significant violation of this Code or of the Insider Trading Policy, prepare a written report to Ashmore Group Compliance and the senior management of AshmoreEMM providing full details and recommendations for further action.

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The CCO, in coordination with senior management of AshmoreEMM and Ashmore Group Compliance, will:

•	Resolve issues of whether information received by Staff is material and non-public;

•	Review and update as necessary this Code and the Insider Trading Policy; and

•	Upon a determination that Staff has violated this Code or the Insider Trading Policy, determine appropriate sanctions and take any action necessary to prevent further violations.

1.3.2	Sanctions

Upon discovering a violation of this Code, AshmoreEMM may impose such sanctions as it deems appropriate, including, but not limited to: requiring Staff to disgorge any profits realized as a result of the violation; requiring Staff to pay a penalty in addition to any disgorgement; placing restrictions on Staff’s future trading activity (e.g., prohibiting Staff from buying or selling any Security for a period of six (6) months after such violation); placing a letter of censure in a Staff member’s personnel file; or suspension or termination of the Staff member. Any payments required hereunder shall be paid to the affected client(s) or to a charitable organization of AshmoreEMM’s choosing.

1.3.3	Reporting

AshmoreEMM takes the potential for conflicts of interest caused by personal investing very seriously. As such, AshmoreEMM requires Staff to promptly report any violations of the Code of Ethics to the CCO. AshmoreEMM’s management personnel are aware of the potential matters that may arise as a result of this requirement, and shall take action against any Staff who seeks retaliation against another for reporting violations of the Code of Ethics. AshmoreEMM has zero tolerance for retaliatory actions and therefore may subject offenders to severe action. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

In addition, the CCO shall periodically prepare a report relating to this Code of Ethics to Ashmore Group Compliance. Such report shall:

•	If applicable, identify any violations requiring significant remedial action during the period; and

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If applicable, identify any recommended changes in the existing restrictions or procedures based upon AshmoreEMM’s experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations.

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